Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

International Stem Cell Corporation

Carlsbad, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 24, 2011 (except for notes 1, 2 and 10, as to which the date is June 22, 2011) relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries (the Company) which appears on Page F-2 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Los Angeles, California

October 17, 2012